* The confidential material marked by brackets contained herein has been omitted and has been separately filed with the Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                            LICENSE AGREEMENT (U.S.)


     THIS Agreement is made this 6th day of October, 1997 by and between PharmaPrint Inc., a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 4 Park Plaza, Suite 1900, Irvine, California 92614 and its subsidiaries, including PharmaPrint B.V. ("PharmaPrint"), and American Home Products Corporation, acting through its Whitehall-Robins Healthcare division, a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940 ("AHP").

     A. PharmaPrint has developed a method for the identification, characterization of and regulation of the amounts of bioactive components in herbal products and is seeking to commercialize certain of the herbal products identified, characterized and regulated thereby.

     B. PharmaPrint has developed technological know-how, obtained patents and filed patent applications relating to and/or covering the subjects of Paragraph A above.

     C. AHP desires to obtain an exclusive license and right under the above technology, patent and patent applications to market and sell such herbal products.

     D. AHP desires to obtain the aforementioned rights so that it can purchase, pursuant to a separate, contemporaneous agreement, its supply of licensed herbal products from PharmaPrint so that AHP can market, distribute and sell same (as hereinafter provided) throughout the Territory free of charges of or suits for infringement of PharmaPrint's present or future Patent Rights and Technology.


                                    ARTICLE I

                                   DEFINITIONS

     Terms defined in this Article I shall for all purposes of this Agreement, as the same may be amended or supplemented from time to time, have the meaning herein specified.

     1.1 The term "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time.

     1.2 The term "Additional Product(s)" shall have the meaning set forth in Paragraph 5.1.

     1.3 (a) The term "AHP Affiliate" shall mean any company which directly or indirectly through stock ownership or through other contractual arrangement either controls, or is controlled by, or is under common control with AHP.

          (b) The term "PharmaPrint Affiliate" shall mean any company which directly or indirectly through stock ownership or through other contractual arrangement either controls, or is controlled by, or is under common control with PharmaPrint.

     1.4 The term "Branded Product(s)" shall mean a product manufactured, marketed or sold under a regional or national brand label, whether or not a registered trademark.

     1.5 The term "Combination Product(s)" shall mean a composition containing at least one (1) Herbal Product in admixture with at least one (1) mineral, vitamin and/or other nutrient other than an Herbal Product. For the avoidance of doubt, Combination Products do not include Dual Products.

     1.6 The term "Commercially Reasonable Efforts" shall mean efforts and resources normally used by a party for a non-prescription pharmaceutical product of its own discovery of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product and its dosage form, the regulatory structure involved, the profitability of the product, and other relevant factors. It is anticipated by the parties that the level of effort will change over time reflecting changes in the status of the relevant product and the marketplace.

     1.7 The term "Dual Product(s)" shall mean a composition wherein its components (excluding inactive ingredients, excipients and coating compositions) consist solely of Licensed Products.

     1.8 The term "Effective Date" shall mean the date first written hereinabove.

     1.9 The term "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

     1.10 The term "Foreign Agreement" means the counterpart of this Agreement granting certain rights to AHP in countries outside the Territory, as executed by the parties concurrently with this Agreement.

     1.11 The term "Government Approvals" shall mean any approvals, licenses, registrations or authorizations, howsoever called, of any United States federal, state or local regulatory agency, department, bureau or other government entity, including the FDA, necessary for the manufacture, use, storage, transport or sale, both interstate and intrastate, in the Territory of Product. The term "Government Approvals" further means compliance with the requirements of the United States Dietary Supplement Health and Education Act of 1994.

     1.12 The term "Improvements" shall mean any and all new and useful processes, manufactures, devices, compositions of matter (except as limited below) or methods of use first conceived, reduced to practice or developed after the Effective Date and during the term of this Agreement by PharmaPrint, or a PharmaPrint Affiliate or any employees, consultants or other persons under their direction or control which increase the performance, efficacy or safety of a Licensed Product, reduce the cost of manufacture, harmful side-effects or adverse reactions to Licensed Product, or otherwise relate to the manufacture or use of Licensed Product or the practice of the method claimed in any of the patents and/or patent applications within the Patent Rights. For the avoidance of doubt, the defined term "Improvement" does not include Licensed Products per se.

     1.13 The term "Initial Product(s)" shall mean those herbal products set forth in Schedule A.

     1.14 The term "National Launch Date" as applied to a Licensed Product shall mean the date when commercial quantities of such Licensed Product are first shipped to the trade by AHP for sale in the OTC Market.

     1.15 The term "NDA" shall mean New Drug Application as defined in regulations promulgated by the FDA under the Act filed with or intended to be filed with the FDA for approval for marketing the Licensed Product in the Territory.

     1.16 The term "NDA Product" shall mean a herbal Licensed Product which
(i) it or its method of manufacture or use is claimed in one or more claims of a patent or patent application within the Patent Rights in the country of its manufacture, use or sale, (ii) is the subject of an NDA program proposed by PharmaPrint or an approved NDA based on an application filed by PharmaPrint in the Territory.

     1.17 The term "Net Sales" as applied to a Licensed Product shall mean gross sales of such Licensed Product as packaged for sale to an end-user, less transportation charges, returns and allowances (actually paid or allowed by AHP) , customary discounts (actually paid or allowed, whether in cash or trade), and sales and other taxes based on sales when included in gross sales, but not including taxes assessed on income derived from such sales. Net Sales shall not include Free Goods as defined in the Supply Agreement.

     1.18 The term "OTC Market" shall mean sales to the general public other than those requiring a physician's prescription.

     1.19 The term "Patent Rights" shall mean any and all issued patents in the Territory and any and all patent applications for letters patent pending in the Territory (until such time as such applications or any of them are denied, abandoned, or issue into patents) listed in Schedule B attached hereto, any patents issuing from such applications, all divisions, continuations, continuations-in-part and all patents granted thereon, as well as all other patents in the Territory, including any re-issues, renewals, or extensions thereof, which are owned by PharmaPrint, a PharmaPrint Affiliate or under which PharmaPrint or a PharmaPrint Affiliate shall have the right to grant rights, and which claim a Product or Improvement, or the manufacture or use of a Product or Improvement, which claim has not lapsed, become abandoned or been declared invalid or unenforceable by a final non-appealed or unappealable decision or judgment of a court or tribunal of competent jurisdiction.

     1.20 The term "Patent(s)" shall mean any and all issued patents within the Patent Rights, including the Process Patent.

     1.21 The term "Process Patent" shall mean U.S. Patent Application No. 08/838,199, filed April 15, 1997, a continuation-in-part application of U.S. Patent Application No. 08/632,273, filed April 15, 1996 or a patent issued on a divisional, continuation or continuation-in-part application on one or more of the patent applications for the Process Patent.

     1.22 The term "Licensed Product(s)" shall mean any Initial Product as well as any Additional Product and/or NDA Product which have been added through the operation of Article V.

     1.23 The term "Supply Agreement" means the agreement for the sale and supply of Licensed Products by PharmaPrint to AHP, as executed by the parties concurrently with this Agreement.

     1.24 The term "Territory" shall mean the United States, its territories and possessions as well as the Commonwealth of Puerto Rico.

     1.25 The term "Trademark" shall mean the trademark "PHARMAPRINT" which is applied for, owned by and/or registered in the name of PharmaPrint.

     1.26 The term "Herbal Product" shall mean a dietary supplement derived from botanical herbal extracts.


                                   ARTICLE II

                                GRANT OF LICENSE

     2.1 (a) PharmaPrint hereby grants to AHP, and AHP accepts, the sole and exclusive right, without the right to grant sublicenses except to AHP Affiliate(s), under the Patent Rights to market and sell Herbal Products, including the Licensed Products, in the OTC Market in the Territory.

          (b) PharmaPrint hereby grants to AHP, and AHP accepts, a non-exclusive right, without the right to grant sublicenses except to AHP Affiliate(s), under the Patent Rights to use the Herbal Products, including the Licensed Products, in the OTC Market in the Territory.

     2.2 AHP may unilaterally decide not to commercialize, or to cease commercialization, of any Licensed Product and shall do so in accordance with the termination provisions set forth herein in Article XII. The termination of this Agreement with respect to any Licensed Product shall result in its deletion from the defined term Licensed Product.

     2.3 During the term of this Agreement, PharmaPrint further grants to AHP a royalty-free non-exclusive license, without the right to grant sublicenses except to AHP Affiliate(s), under the Trademark for use in conjunction with the marketing and/or sale of the Licensed Products in the OTC Market in the Territory, provided any such use of the Trademark shall be consistent with and recognize PharmaPrint's ownership thereof and reasonably comply with the standards of quality used and/or established by PharmaPrint.

     2.4 PharmaPrint further grants AHP the rights to Additional Products as set forth in Article V hereof.

                                   ARTICLE III

                              CLINICAL DEVELOPMENT
                           AND REGULATORY REGISTRATION

     3.1 PharmaPrint shall expend Commercially Reasonable Efforts to conduct all research and development necessary to produce the Licensed Product and fulfill its obligations hereunder. PharmaPrint shall further conduct all stability testing and clinical trials necessary for the marketing of Licensed Product in the OTC Market in the Territory.

     3.2 (a) All regulatory filings to obtain Government Approvals and all Government Approvals in the Territory shall be filed in the name of and owned by PharmaPrint. PharmaPrint agrees, to the extent practical, to provide AHP with a sufficient opportunity to review and comment on all regulatory filings and material correspondence to regulatory agencies prior to submission, and with material correspondence from regulatory agencies prior to submission of a response.

          (b) PharmaPrint agrees to expend Commercially Reasonable Efforts in the filing, securing and maintenance of all Government Approvals, including those necessary due to changes in the applicable statutes, rules and related regulations. All such costs shall be borne by PharmaPrint.

          (c) In the event of extraordinary requirements related to the obtaining or maintenance of such Government Approvals, the parties shall discuss the apportionment of expenses related thereto. In the event that an agreement cannot be reached at AHP's sole discretion, AHP may terminate its rights to the affected Licensed Product in accordance with the provisions of Paragraph 12.3 or 12.4.

                                   ARTICLE IV
                                    PAYMENTS
     4.1 In consideration of and support of the research and development efforts undertaken and to be undertaken by PharmaPrint, AHP shall pay PharmaPrint a fee of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) within thirty (30) days following the Effective Date.
     4.2 In recognition of the continuing research and development efforts necessary by PharmaPrint, AHP shall further pay to PharmaPrint the following payments:
          (a) FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) upon the issuance of the Process Patent having a claim at least as broad as the model claim shown on Schedule D attached hereto; and

          (b) FIVE HUNDRED THOUSAND DOLLARS ($500, 000. 00) upon (i) the issuance to PharmaPrint of all Government Approvals directed to the Initial Products, (ii) acceptance of the Initial Products by AHP for commercial release and (iii) the receipt by AHP of supplies of such Initial Products from PharmaPrint under the Supply Agreement in sufficient time and quantities such that the National Launch Dates of each of such Initial Products may occur on or before [*].
     4.3 With the exception of the running royalty set forth in Paragraph 4.4 and possible additional financial commitments incurred pursuant to Paragraph 3.2(c), after making the payments set forth in Paragraph 4.1 and 4.2, no further fees shall be owed to PharmaPrint by AHP regardless of whether PharmaPrint receives any additional or other Government Approvals for any Initial Products anywhere within the Territory.
     4.4 During the term of this Agreement, as royalty for the licenses granted under Paragraph 2.1, AHP shall pay to PharmaPrint a running royalty as set forth below on the total Net Sales of Licensed Products sold by AHP and AHP Affiliates in the Territory ("Earned Royalties").
     Royalty Year Cumulative Net Sales
     of Product under this Agreement                   ROYALTY RATE

     I.   For the period commencing on the National
          Launch Date and ending one year thereafter.

          a.   For Licensed Products covered by a           4%
               Patent which contains a process or
               product claim at least as broad as
               one of those recited in Schedule D.

     II.  Subsequent to one year after the National
          Launch Date through expiration or termination of this Agreement.

          a.   For Licensed Products covered by a           6%
               Patent which contains a process or product claim at least as broad one of those recited in Schedule D.

     For the avoidance of doubt, no running royalty shall be due PharmaPrint from AHP for Licensed Products not meeting the patent coverage requirements set forth in this Paragraph 4.4.
     4.5 Earned Royalties as provided in Paragraph 4.4 accrued shall be paid by AHP to PharmaPrint within thirty (30) days after the end of each quarter of each Royalty Year. Each payment shall be accompanied by a report in writing showing the period for which such payment is made, the Net Sales of Licensed Product during such period, and the amount of Earned Royalty thereon and any credit pursuant to Paragraph 4.10. The first Royalty Year shall consist of the period commencing on the day of the first National Launch Date, and ending on the last day of the fourth calendar quarter thereafter. Each subsequent Royalty Year shall consist of the twelve (12) month period commencing the first day after the last day of the previous Royalty Year.
     4.6 In the event that the parties disagree whether Earned Royalties should accrue with respect to patent issues on a specific product and are unable to successfully resolve the issue after good faith negotiation, the matter shall be referred to an independent patent attorney agreed to by both parties. The ultimate determination of such independent patent attorney shall be final and binding upon the parties. All fees incurred in connection with resolution of this dispute shall be borne by the party which determined incorrectly that Earned Royalties were or were not due.
     4.7 During the period commencing on the first National Launch Date and ending two (2) years thereafter, AHP shall annually expend as a minimum for Marketing Support (defined immediately below) for the Licensed Products [*].
As used herein, Marketing Support shall mean detailing; expenditures on media (including the cost of purchasing mass advertising media to include TV and radio time, press space, cinema and outdoor display, and the costs of production of advertising material and advertising agency remuneration);
market research; promotions (including promotional trade discounts, point of sale display, couponing and associated costs, mailings, consumer and professional sampling, and professional conventions and conferences); and other roll-out activities for the Licensed Products.
     4.8 In the event that AHP fails to meet the requirements of Paragraph 4.7, then PharmaPrint shall have the right to convert AHP's rights under Paragraphs
2.1 and 2.3 of this Agreement and under the Foreign Agreement from exclusive to semi-exclusive such that PharmaPrint may offer such rights to one third party other than AHP for the sale of Branded Products only. In such event, AHP shall not have any further obligation to expend minimum Marketing Support levels for such Licensed Products. PharmaPrint's right to convert AHP's rights from exclusive to semi-exclusive shall be the sole remedy of PharmaPrint for failure of AHP to meet the requirements of Paragraph 4.7.
     4.9 During the term of this Agreement, AHP shall expend Commercially Reasonable Efforts in the marketing of the Licensed Products.
     4.10 No royalties as set forth in this Article IV shall be payable on intercompany sales transactions as between or among AHP and AHP Affiliates, the final sale by AHP or AHP Affiliate to a third party, alone, being used for the purposes of determining the royalty payments due hereunder. A Licensed Product subject to royalty payment shall be deemed sold when invoiced or, if not invoiced, when the same shall be delivered to the third party.
     4.11 Whenever, because of price adjustment, including allowances or returned goods sold during any period, or for any other reason, AHP shall have overpaid or underpaid the royalty amount due for such period, AHP shall, upon determining the amount of overpayment or underpayment, deduct or add the same from or to the payment payable for the period during which the amount of the overpayment or the underpayment is determined; and if after such deduction and addition there remains an overpayment, such overpayment shall be deducted from the payment payable for the immediately following period or, if there is no following payment period, such overpayment shall be refunded to AHP.
     4.12 AHP shall keep, and shall cause its AHP Affiliates to keep, complete and accurate records of all sales of Licensed Product for a minimum of three (3) years after the sales period to which they pertain. Said records shall be open during reasonable business hours to a certified public accountant selected by PharmaPrint and acceptable to AHP, who shall, at PharmaPrint's expense, have access to all records deemed by such accountant as reasonably necessary in verifying for PharmaPrint, not more often than once each calendar year, the royalties accrued, payments made or to be made, and the accuracy of the reports to be made, as herein provided.
However, said accountant shall agree in writing to treat as confidential and not to disclose to PharmaPrint any information other than information relating solely to the royalties accrued and the accuracy of the reports and payments required to be made under this Agreement, and that in no event will the quantities or prices to individual customers be disclosed to PharmaPrint by said accountant.
     4.13 In the event that AHP is prevented from selling or using any Licensed Product, as a result of any regulatory action by a governmental agency or authority of competent jurisdiction in the Territory, then for the period AHP is prevented from selling or using such Licensed Product the Marketing Support requirement of Paragraph 4.7 shall be suspended.

                                    ARTICLE V
                          RIGHTS TO ADDITIONAL PRODUCTS
     5.1 Promptly after the Effective Date, and from time to time thereafter, the parties shall meet to discuss the development of herbal products other than the Initial Products ("Additional Product") and their possible inclusion as Licensed Products.

     5.2 (a) AHP may annually propose to PharmaPrint the development of up to [*] Additional Products other than NDA Products. PharmaPrint shall exercise Commercially Reasonable Efforts to develop such Additional Products.
          (b) PharmaPrint shall conduct all development work, including stability, necessary for the marketing of such Additional Product other than NDA Products. Upon the successful completion of the development of each such Additional Product and its acceptance by AHP, as reasonably determined by AHP, AHP shall reimburse PharmaPrint in the amount of THREE HUNDRED AND EIGHTY FIVE THOUSAND DOLLARS ($385,000.00) for the research and development associated with each such Additional Product other than NDA Products. Such Additional Product shall be included within the Licensed Products and subject to the accrual of royalties pursuant to Paragraph 4.4 thereon.
          (c) Should AHP not accept such Additional Product other than an NDA Product, PharmaPrint shall not license to a third party or market, distribute or sell such Additional Product other than an NDA Product to any third party under the Trademark.
     5.3 (a) Beginning one (1) year following the initial National Launch Date, PharmaPrint may annually propose to AHP the development of one (1) Additional Product other than NDA Products. If such development is approved by AHP in writing, PharmaPrint shall exercise Commercially Reasonable Efforts to develop such Additional Product.
          (b) PharmaPrint shall conduct all development work, including stability testing, necessary for the marketing of such Additional Product other than an NDA Product. Upon the successful completion of the development of each such Additional Product and its acceptance by AHP, as reasonably determined solely by AHP, AHP shall reimburse PharmaPrint in the amount of THREE HUNDRED AND EIGHTY FIVE THOUSAND DOLLARS ($385,000.00) for the research and development associated with each such Additional Product other than an NDA Product. Such Additional Product other than an NDA Product shall be included within the Licensed Products and subject to the accrual of royalties pursuant to Paragraph
4.4 thereon.
               (c) Should AHP not accept such Additional Product other than an NDA Product, PharmaPrint shall not license to a third party or market, distribute or sell such Additional Product other than an NDA Product under the Trademark.
          5.4 (a) During the term hereof, PharmaPrint shall have the right and obligation to annually propose up to [*] Additional

Products and/or Initial Products which are NDA Products to AHP. PharmaPrint grants AHP an exclusive option to acquire such Additional and Initial
Products as Licensed Products during an Option Period (as defined below) AHP, at its sole option, may accept or reject such Initial and/or Additional
Product as a Licensed Product to be developed, marketed and sold under this Agreement. During the Option Period, all Initial and Additional Products which are NDA Products proposed by PharmaPrint shall be submitted to AHP for its consideration hereunder.
               (b) PharmaPrint shall give written notice to AHP of each proposed Initial and Additional Product which are NDA Products. Included in said notice shall be a statement of anticipated development work and Government Approvals necessary for marketing of such Initial and Additional Product within the Territory.
               (c) AHP shall either accept or reject each proposal submitted under subparagraph (b) hereof from PharmaPrint within ninety (90) days of receipt of such proposal (hereinafter the "Option Period"). If rejected by AHP, PharmaPrint shall be free to license such product to a third party and AHP shall relinquish all rights to such Product as an NDA Product under this Agreement.
               (d) If such Additional Product is accepted pursuant to subparagraph (c) above, the Option Period shall be extended by a period of three (3) months during which AHP may conduct market, scientific or other studies directed to such Additional Product. At the conclusion of such three (3) month period, AHP shall notify PharmaPrint in writing of its decision to finally accept or reject such Additional Product. If rejected by AHP, PharmaPrint shall be free to license such product to a third party and AHP shall relinquish all rights to such Product as an NDA Product under this Agreement.
               (e) If such Additional Product is accepted pursuant to subparagraph (d) above, the Option Period shall be extended by a further one (1) month during which time the parties shall engage in good faith negotiations regarding such Additional Product. Such negotiations shall include discussions concerning Marketing Support, necessary development and clinical trials and AHP's contribution thereon and any royalty due on such Additional Product.
               (f) If the parties fail to successfully conclude negotiations pursuant to subparagraph (e) , then PharmaPrint shall be free to offer third parties terms to develop, manufacture purchase, license, distribute, co-market, or co-promote such Additional Product which, when taken as a whole, are no less favorable to PharmaPrint than the principal terms of the proposal offered by PharmaPrint to AHP. Prior to entering into such an agreement with a third party, PharmaPrint shall promptly notify AHP, in writing and in confidence, of the principal terms of such agreement. If AHP notifies PharmaPrint within ten (10) business days of such notice, that such terms offered to a third party, when taken as a whole, are less favorable to PharmaPrint than those offered by AHP, then PharmaPrint and AHP shall have an additional ten (10) business days to discuss why such terms are or are not less favorable. If the parties do not agree within such ten (10) business day period that such terms are not less favorable, then such issue shall be immediately referred to an independent certified public accounting firm acceptable to both parties which shall resolve such disagreement within forty-five (45) days of the referral to said firm. If the parties agree, or it is determined by the independent certified public accounting firm that the terms, when taken as a whole, are less favorable to PharmaPrint than AHP's proposal to PharmaPrint, then PharmaPrint, at its option, shall either re-negotiate with such third party such that the terms are not less favorable to PharmaPrint, or accept the initial AHP proposal to PharmaPrint which AHP shall have five (5) days to finally accept or reject. If accepted by AHP, the parties shall negotiate a final agreement pursuant to Paragraph 5.3(e)

                                   ARTICLE VI
                             PATENTS AND TRADEMARKS

          6.1 PharmaPrint shall be responsible, at its cost and expense, for prosecuting to issuance all patent applications, for filing and prosecuting all patent reissues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees, on a large-entity basis, on all patents, as PharmaPrint determines to be commercially reasonable, which applications and patents constitute the Patent Rights under this Agreement.

          6.2 Within thirty (30) days of execution and delivery of this Agreement by both parties and to the extent not already provided, PharmaPrint shall provide AHP with a copy of the prosecution file wrapper histories of each patent and application constituting Patent Rights under this Agreement. PharmaPrint agrees to transmit promptly to AHP each action and correspondence as soon as reasonably possible after it is received from the United States Patent and Trademark Office, to submit to AHP for consideration and advice all responses to and correspondence with the United States Patent and Trademark Office before filing same, and to give due consideration to the advice of AHP in this regard. PharmaPrint, however, shall have ultimate authority and responsibility for all responses to and correspondence with the United States Patent and Trademark Office.

          6.3 In the event PharmaPrint should elect not to continue the prosecution of any patent application, patent reissue or patent re-examination, to apply for a patent extension, or to pay a patent maintenance fee, PharmaPrint shall notify AHP of such decision at least thirty (30) days in advance of the due date for such action or payment, and AHP shall have the right, but not the obligation, to assume PharmaPrint's responsibility therefor.

          6.4 (a) AHP shall have the right to use and market the Licensed Product under any AHP-owned trademarks, tradenames and/or tradedress it may choose. Except as provided in subparagraph (b), AHP agrees to promote the Licensed Products in association with AHP's CENTRUM-Registered Trademark-trademark. AHP further agrees that the packaging of the License Products shall bear a reference to PharmaPrint's ownership of the Trademark.

               (b) AHP is not obligated to promote any Herbal Products under the Centrum-Registered Trademark- trademark if those Herbal Products are covered under Paragraph 13.1(c).

          6.5 Other than the Trademark, PharmaPrint shall have no right, title or interest in or to any trademarks, tradenames or tradedress which AHP may use on or in connection with Product, or the packaging, advertising, promotion, labeling, marketing or selling thereof. So long as AHP or any AHP Affiliate shall have any interest in or to any such trademarks, tradenames or tradedress, whether as proprietor, owner, licensee or licensor, in any state or country of the world, PharmaPrint shall not adopt, use, apply for registration, register, own or acquire such trademarks, tradenames or tradedress, or any mark, name or tradedress confusingly similar thereto, in any state or country of the world.

          6.6 Except as provided herein, AHP shall have no right, title or interest in or to the Trademark so long as PharmaPrint shall have any interest in or to the Trademark, whether as proprietor, owner, licensee or licensor, in any state or country of the world, AHP shall not adopt, use, apply for registration, register, own or acquire such Trademark, or any mark confusingly similar thereto, in any state or country of the world.

                                   ARTICLE VII
                                  IMPROVEMENTS

          7.1 PharmaPrint hereby agrees to disclose to AHP any Improvement, whether believed to be patentable or unpatentable, made or discovered during the term of this Agreement within sixty (60) days after the Improvement is first reduced in writing.

          7.2 PharmaPrint shall have sole right, title and interest in and to any patentable Improvement invented solely by its employees or consultants or those of a PharmaPrint Affiliate, and shall be solely responsible, at its cost and expense, for obtaining and maintaining patent protection therefor. Both parties shall have joint rights, title and interests in and to any patentable Improvement invented jointly by employees or consultants of each party, and both parties shall share equally in the costs and expenses of obtaining and maintaining patent protection therefor, with independent patent counsel, acceptable to both parties, being appointed to obtain such patent protection.
In the event that either party should elect not to share in such costs and expenses, the other party may elect to pay all such costs and expenses and shall be the sole owner of all right, title and interest in all patent applications and patents obtained.

          7.3 (a) PharmaPrint hereby grants to AHP, and AHP accepts, the sole and exclusive right, without the right to grant sublicensees except to AHP Affiliates, in and to the Improvements which relate to the sale and distribution of the Licensed Products for the life of this Agreement.

               (b) PharmaPrint further grants to AHP, and AHP accepts, a non-exclusive right, without the right to sublicenses except to AHP Affiliates, under the Improvements to use the Licensed Products in the OTC Market in the Territory.

               (c) PharmaPrint hereby agrees that such Improvements shall be added to the escrowed Manufacturing Know-how as defined in Paragraph 3.2 of the Supply Agreement.

                                  ARTICLE VIII
                                  INFRINGEMENTS

          8.1 If during the term of this Agreement, any third party should sell, or make known its intent to sell, in the Territory a herbal product and PharmaPrint should have a patent within the Patent Rights to lawfully preclude such third-party sales, then PharmaPrint shall, take action expeditiously and effectively to preclude the third-party sales, at its own cost and expense. AHP shall have the right, at its sole option, to appear as a party in the action and participate, at its cost and expense, in the prosecution of any suit. Any amount of damages or settlement received shall be apportioned between the parties equitably to compensate the parties for their direct costs and expenses (including reasonable attorneys' fees) and thereafter to compensate

AHP for lost sales and profits and PharmaPrint for lost royalties and profits.

          8.2 In the event PharmaPrint does not act as provided hereabove in Paragraph 8.1 within ninety (90) days of its first having knowledge of third-party sales, or intent to sell, to preclude such sales, AHP shall have the right, but not the obligation, to act to preclude the third-party sales, including the right to file a patent infringement claim or counterclaim in any court of competent jurisdiction naming PharmaPrint as party plaintiff if necessary or desirable.

          If AHP shall initiate such an action, all costs and expenses (including reasonable attorneys' fees) incurred by AHP in attempting to eliminate such unlicensed competition shall be deducted in full from the Earned Royalties and Marketing Support owed to PharmaPrint. Any amount of damages or settlement received shall belong to AHP. PharmaPrint shall cooperate fully with AHP regarding any action undertaken by AHP based upon the infringement by a third party of a PharmaPrint patent.

          Should AHP elect not to initiate such an action as set forth above, the Earned Royalties due PharmaPrint and the Marketing Support from AHP shall be halved.

                                   ARTICLE IX
                              MOST FAVORED LICENSEE

          In the event that AHP's exclusive rights under this Agreement become semi-exclusive and should PharmaPrint grant any third party a license to use or sell a specific Licensed Product on terms more favorable than those herein, including the royalty rate, PharmaPrint will within thirty (30) days thereafter provide AHP with a summary of the terms of said third-party license and offer AHP the benefit of such more favorable terms provided AHP also accepts the less favorable terms, if any, of such third-party license.

                                    ARTICLE X
                            WARRANTIES AND COVENANTS

          10.1 PharmaPrint represents and warrants that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to AHP, and that it has not granted any option, license, right or interest in or to the Patent Rights, Licensed Product, or any method of manufacture or use of a Licensed Product to any third party which would conflict with the rights granted by this Agreement. PharmaPrint agrees to hold AHP harmless from any and all costs, expenses and damages (including reasonable attorneys' fees) incurred or sustained by AHP as the result of any third party's challenge to PharmaPrint's right to grant the rights and licenses herein granted to AHP.

          10.2 (a) PharmaPrint represents and warrants that to the best of its present knowledge, all, and only, the true inventors of the subject matter claimed are named in the Patents Rights and all such inventors have irrevocably assigned all their rights and interests therein (i) to PharmaPrint and/or (ii) to the University of Southern California and PharmaPrint has acquired an exclusive license thereto, with rights to sublicense AHP thereunder

               (b) PharmaPrint covenants that subsequent to the Effective Date all, and only, the true inventors of the subject matter claimed shall be named in the Patents Rights and all such inventors shall have irrevocably assigned all their rights and interests therein to (i) PharmaPrint and/or (ii) to the University of Southern California and PharmaPrint has an exclusive license thereto, with rights to sublicense AHP thereunder.

          10.3 PharmaPrint represents and warrants that as of the Effective Date it is not aware of any information material to the examination of the Patent Rights listed in Schedule B, within the meaning of 37 C.F.R. 1.56, that was not disclosed in writing to the United States Patent Office.

          10.4 PharmaPrint represents and warrants that it is not presently aware of any asserted or unasserted claim or demand of any right in or to any of the Patent Rights, including but not limited to claim or demand of a shopright, joint ownership, inventorship, or misappropriation, or which would or could in any way impede or interfere with the licenses and rights herein granted to AHP.

          10.5 PharmaPrint represents and warrants that the execution of this Agreement and the full performance and enjoyment of the rights of PharmaPrint and AHP under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between PharmaPrint and any third party.
          10.6 PharmaPrint represents and warrants that to the best of its knowledge no patents or patent applications if issued would be infringed by the manufacture, use or sale of a Licensed Product.

          10.7 (a) PharmaPrint represents and warrants that with respect to all regulatory filings to obtain Government Approvals, the data and information in PharmaPrint's submissions to date have been free from fraud or material falsity, that the Government Approvals have not been obtained either through bribery or the payment of illegal gratuities, that the data and information in

PharmaPrint's submissions are accurate and reliable for purposes of supporting approval of the submissions, and that the Government Approvals were obtained without illegal or unethical behavior of any kind.

               (b) PharmaPrint covenants that with respect to all regulatory filings to obtain Government Approvals, the data and information in PharmaPrint's submissions shall be free from fraud or material falsity, that the Government Approvals shall not be obtained either through bribery or the payment of illegal gratuities, that the data and information in PharmaPrint's submissions shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Government Approvals shall be obtained without illegal or unethical behavior of any kind.

          10.8 PharmaPrint shall indemnify, defend and hold harmless AHP from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) except as arise solely from events listed herebelow in paragraph 10.9, to which AHP is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by PharmaPrint of any of the warranties of PharmaPrint, or (ii) any grossly negligent or willful act or omission by PharmaPrint or its employees.

          10.9 AHP shall indemnify, defend and hold harmless PharmaPrint from all actions, losses, claims, demands, costs and liabilities (including reasonable attorneys' fees) to which PharmaPrint is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by AHP of any of its warranties under this Agreement, or (ii) any grossly negligent or willful act or omission by AHP or its Affiliates, or their employees.

          10.10 A party entitled to indemnification hereunder agrees to give prompt written notice (in no event later than five (5) business days) to the indemnifying party after the receipt by such party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement. Unless, in the reasonable judgment of the indemnified party, a conflict of interest may exist between the indemnified party and the indemnifying party with respect to a claim, the indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld.

          10.11 The provisions and obligations of this Article X shall survive any termination of this Agreement.

                                   ARTICLE XI

                              THIRD-PARTY LICENSES

          11.1 In the event AHP reasonably concludes, at any time prior to the first commercial sale of a Licensed Product, that a license(s) under any third-party patent is necessary in order to make, use or sell Licensed Product in the Territory, and neither PharmaPrint nor AHP are able to obtain such license(s) on terms reasonably acceptable to both, then PharmaPrint and AHP shall negotiate in good faith to reach an agreement on the return to AHP of all or a portion of the payments made pursuant to Article IV, in the case where AHP reasonably concludes after good faith discussions and negotiations between the parties that AHP is precluded from selling Licensed Products in the Territory.

          11.2 In the event AHP and PharmaPrint agree, at any time during the term of this Agreement, that a license(s) under any third-party patent is necessary or advisable in order to make, use or sell Licensed Product sold by PharmaPrint as of the Effective Date in the Territory, any and all payments and royalties paid by AHP for such license(s) shall be deducted in full from payments and royalties (including Minimum Royalty payments) due to PharmaPrint under this Agreement.

          11.3 In the event that PharmaPrint and AHP cannot agree on any matters requiring agreement under Paragraph 11.2 above, and a license(s) under the third-party patent is otherwise available to AHP, PharmaPrint shall indemnify, defend and hold harmless AHP from all actions, losses, claims, demands, damages, costs and liability (including reasonable attorney's fees) to which AHP is or may become insofar as they arise out of or are alleged or claimed to arise out of any infringement of the third-party patent.

                                   ARTICLE XII

                            DURATION AND TERMINATION

          12.1 This Agreement shall continue in full force and effect, unless earlier terminated by either party pursuant to the provisions set forth in this
Article XII, or until expiration of the last to expire patent within the Patent Rights in the Territory. Following expiration of the Agreement, the licenses granted hereunder to AHP with respect to the Patent Rights shall be fully paid-up and irrevocable.

          12.2 Prior to the initial National Launch Date, AHP may terminate this Agreement in its sole discretion, at any time upon thirty (30) days written notice to PharmaPrint.

          12.3 After the initial National Launch Date, AHP may terminate this Agreement on a per Licensed Product basis in its sole discretion, upon ninety
(90) days written notice to PharmaPrint.

          12.4 After the initial National Launch Date, AHP may terminate this Agreement in its entirety in its sole discretion, upon one (1) year's written notice to PharmaPrint.

          12.5 Either party hereto shall be entitled to terminate this Agreement upon thirty (30) days written notice to the other party (i) if the other party shall commit a breach of any material provision hereof and shall not within sixty (60) days from receipt of notice of such breach by the complaining party remedy the same (if capable of remedy), or offer full compensation therefor, or (ii) upon termination of the Supply Agreement.

          12.6 Insofar as is lawful and legally permissible, this Agreement may be terminated with immediate effect by a party upon giving written notice to the other if the other is insolvent or has committed any act of bankruptcy or an order is made or resolution passed for the winding up of the other party.

          12.7 Failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall neither be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.

          12.8 Upon termination of this Agreement for any reason, other than under the provisions of Paragraph 12.1 of Article XII, (a) AHP and AHP Affiliates shall have the right to advertise, promote, market and sell all Licensed Product then in inventory, provided AHP makes the appropriate royalty payments to PharmaPrint upon the sale of such Licensed Product; (b) the Marketing Support requirements of Paragraph 4.7 shall apply pro-rata for the portion of the Royalty Year ending as of the date all Product in inventory are sold; and no payments under Article V are due to PharmaPrint from AHP except those which had accrued prior to the effective date of such termination.

                                  ARTICLE XIII

                                 NON-COMPETITION

          13.1 During the term of this Agreement, neither AHP nor an AHP Affiliate shall market or sell any Herbal Product in the Territory in association with the Centrum-Registered Trademark- trademark except as permitted by this Agreement; provided, however, nothing in this provision shall prevent AHP or an AHP Affiliate from (a) performing its obligations under this Agreement, the Foreign Agreement or the Supply Agreement, (b) developing, manufacturing, promoting and/or selling Combination Products; (c) manufacturing, developing, promoting and/or selling any branded Herbal Product acquired after the Effective Date provided that AHP continues to promote and sell such product under the acquired brand name or store/private label brand, or (d) PharmaPrint cannot or fails to deliver any Licensed Product(s) within nine (9) months.

          13.2 Except as provided immediately below, in the event of an acquisition or merger pursuant to Paragraphs 13.1(c) or failure to deliver Licensed Product pursuant to Paragraph 13. 1 (d) , AHP agrees not to utilize the Trademark in association with any herbal products acquired thereby. However, AHP may utilize the Trademark in any association with an Herbal Product acquired pursuant to Paragraph 13.1(c) so long as it contains Licensed Product.
Should AHP utilize the Trademark in association with a product acquired under Paragraph 13.1(c), the Trademark shall be conspicuously displayed and clearly refer to PharmaPrint's ownership of the Trademark.

                               ARTICLE XIV

                              MISCELLANEOUS

          14.1 Any notice required or permitted under this Agreement shall be in writing and deemed to have been sufficiently provided and effectively made as of the delivery date if hand-delivered with written acknowledgment, or as of the date received if mailed by registered or certified mail, postage-prepaid, and addressed to the receiving party at its respective address as follows:

               AMERICAN HOME PRODUCTS CORPORATION
               Five Giralda Farms
               Madison, New Jersey  07940
               Attn:  Senior Vice President and General Counsel

               PHARMAPRINT INCORPORATED
               4 Park Plaza
               Suite 1900
               Irvine, California  92614
               Attn:  President

or such other address which the receiving party has given notice pursuant to the provisions of this Paragraph 14.1.

          14.2 The relationship of the parties under this Agreement is that of independent contractors and not as agents of each other or partners or joint venturers, and neither party shall have the power to bind the other in any way with respect to any obligation to any third party unless a specific power of attorney is provided for such purpose. Each party shall be solely and exclusively responsible for its own employees and operations.

          14.3 In the event that the performance of this Agreement or of any obligation hereunder, other than payment of money as herein provided by either party hereto is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such party, the party so affected, upon giving prompt notice to the other party, as to the nature and probable duration of such event shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the party so affected shall use its reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

          For the purpose of the preceding paragraph but without limiting the generality thereof, the following shall be considered as not within the control of the respective party: acts of God, acts or omissions of a governmental agency, compliance with requests, recommendations, rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof, flood, storm, earthquake, fire, war, riots, insurrection, accidents, acts of the public enemy, invasion, quarantine restrictions, strike, lockout, differences with workmen, embargoes, delays or failure in transportation and acts of a similar nature.

          14.4 Should one of the provisions of this Agreement become or prove to be null and void, such will be without effect on the validity of this Agreement as a whole. Both parties will, however, endeavor to replace the void provision by a valid one which in its economic effect is most consistent with the void provision.

          14.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

          14.6 This Agreement and the rights and obligations hereunder shall not be assignable by either of the parties without the previous written consent of the other party, such consent not to be unreasonably withheld, except that AHP may assign this Agreement (i) in connection with the transfer of all or substantially all of the business to which it relates without any such consent, and (ii) in whole or in part to a AHP Affiliate without any such consent.

          14.7 This Agreement, the Foreign Agreement and the Supply Agreement constitute the entire understanding between the parties regarding the subject matter hereof in the Territory and no party has relied on any representation not expressly set forth or referred to in this Agreement. No amendment, variation, waiver or modification of any of the terms or provisions of this Agreement shall be effected unless set forth in writing, specifically referencing this Agreement, and duly signed on behalf of the parties hereto.

          14.8 No press release or other public announcement concerning this Agreement shall be made by either party without the prior written approval of the other party hereto, such approval not to be unreasonably withheld, except as otherwise required by law. Press releases or other public announcements reasonably required by law shall be reviewed with the other party and their comments given due consideration. Approval will be deemed granted if no response is received by the proposing party within fifteen (15) days of its written request for approval to the other party.

          14.9 PharmaPrint represents and warrants that PharmaPrint and any ultimate parent entity of PharmaPrint are not persons with total assets or annual net sales of $10 million or more within the meaning of Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a, and the rules and regulations promulgated thereunder, 16 C.F.R. 801.1 ET SEQ., and that a pre-merger notification is not required pursuant to such statute and rules.

          IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be executed.

AMERICAN HOME PRODUCTS
CORPORATION                        PHARMAPRINT INC.


By:                                By:
   --------------------------         --------------------------

Title:                             Title:
      -----------------------            -----------------------

Date:                              Date:
     ------------------------           ------------------------


PHARMAPRINT B.V.


By:
   --------------------------

Title:
      -----------------------

Date:
     ------------------------

                                   SCHEDULE A

                       SPECIFICATIONS FOR INITIAL PRODUCTS


------------------------------------------------------------------------------
                  DOS\AGE/MG.
PRODUCT             CONTENT       ENCAPSULATION         DOSING FREQUENCY
-------           -----------     -------------         ----------------
------------------------------------------------------------------------------
[*]                    [*]            [*]                     [*]
------------------------------------------------------------------------------
[*]                    [*]            [*]                     [*]
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[*]                    [*]            [*]                     [*]
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[*]                    [*]            [*]                     [*]
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[*]                    [*]            [*]                     [*]
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[*]                    [*]            [*]                     [*]
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[*]                    [*]            [*]                     [*]
------------------------------------------------------------------------------

All products to conform with the Supply Agreement, providing for but not limited to, GMP Manufacturing requirements, 24-month dating, and PharmaPrint's manufacturing specifications.

                                   SCHEDULE B

                                  PATENT RIGHTS

                                   SCHEDULE C

                                 SPECIFICATIONS

                                   SCHEDULE D

                                  MODEL CLAIMS


     A method for making a pharmaceutical grade botanical drug, selected from the group consisting of [*], [*], [*], [*], [*], [*] and [*], the method comprising the steps of:

     providing the botanical material which has a given biological activity indicative of use for treating or ameliorating a disorder selected from the group consisting of [name of disorders e.g. benign prostatic hypertrophy, etc.), said botanical material comprising a plurality of components;

     separating a representative aliquot of the botanical material into a plurality of marker fractions comprising at least one active component;

     determining the degree of the given biological activity for each marker fractions to provide a bioactivity fingerprint of at least one active component of the representative aliquot;

     determining the amount of the active components in at least one of the marker fractions to provide a quantitative compositional fingerprint of the representative aliquot;

     determining a total bioactivity of the representative aliquot of the botanical material; and

     (1) comparing the bioactivity fingerprint of the representative aliquot to a bioactivity fingerprint standard which has been established for at least one active component of a pharmaceutical grade botanical drug, (2) comparing the quantitative compositional fingerprint of the representative aliquot to a quantitative compositional fingerprint standard which has been established for a given pharmaceutical grade biological drug, and (3) comparing the total bioactivity of the representative aliquot with that of a total bioactivity of the standard to determine whether the botanical material containing at least one active component constitutes a pharmaceutical grade botanical drug.